EXHIBIT 99.1

Capstone Green Energy Announces CEO Transition

Robert Flexon, Board Chair, to serve as Interim CEO following Darren Jamison’s resignation

LOS ANGELES, CA / BUSINESS WIRE / August 14, 2023 / Capstone Green Energy Corporation (NASDAQ: CGRN), announced that Darren Jamison has resigned as President and CEO and board member of Capstone Green Energy, effective August 22, 2023. The board will be initiating a search process to identify a permanent President and CEO. Robert C. Flexon, Capstone Board Chair, was appointed as Executive Chairman of the board effective August 9, and was also appointed to serve as Interim President and CEO, from the effective date of Mr. Jamison’s resignation until a successor is named. In connection with Mr. Flexon’s transition to Executive Chairman, Denise M. Wilson was appointed Lead Independent Director of the board. John J. Juric, who joined Capstone as Chief Financial Officer in March 2023, will continue to provide financial leadership for the company.

“The board thanks Darren for his 16 years of service at Capstone. As we support the company and employees during this transition period, we are grateful to be able to tap into Bob’s leadership and industry experience,” said Denise Wilson, Capstone Lead Independent Director.

“I am looking forward to engaging with the team during the transition period while working with the rest of the board to recruit and retain a leader who will guide Capstone in the years ahead. The dedicated team at Capstone, with its unmatched technology, intends to continue to deliver on our commitments to customers, and build on the milestone of 50 megawatts under contract in the Energy-as-a-Service business that the company reached earlier this year,” said Robert Flexon, Executive Chairman. “My immediate focus will be improving the Company’s financial health to better and more consistently serve our customers, suppliers and other key stakeholders of Capstone.”

Mr. Flexon brings years of industry experience to his interim role. He is currently Chair of the Board of PG&E Corporation and also serves on the ERCOT Board of Directors. Prior to focusing on board service, he was President and Chief Executive Officer of Dynegy Inc. for seven years. Before Dynegy, he served at UGI Utilities as CFO, CEO of Foster Wheeler, a global engineering and construction firm, and CFO and COO of independent power producer NRG. Along with expertise in finance and accounting in the energy, chemicals and oil and gas sectors, he brings experience in safety, workforce organization, and turnarounds, having led both Dynegy's 2011 bankruptcy and its culture transformation and M&A growth following the restructuring. Mr. Flexon has served on the Capstone board since 2018 and served as non-executive Chairman since January 2021.

About Capstone Green Energy

Capstone Green Energy (NASDAQ: CGRN) is a leading provider of customized microgrid solutions, and on-site energy technology systems focused on helping customers around the globe meet their environmental, energy savings, and resiliency goals. Capstone Green Energy focuses on four key business lines. Through its Energy as a Service (EaaS) business, it offers rental solutions utilizing its microturbine energy systems and battery storage systems, comprehensive Factory Protection Plan

(FPP) service contracts that guarantee life-cycle costs, as well as aftermarket parts. Energy Generation Technologies (EGT) are driven by the Company's industry-leading, highly efficient, low-emission, resilient microturbine energy systems offering scalable solutions in addition to a broad range of customer-tailored solutions, including hybrid energy systems and larger frame industrial turbines. The Energy Storage Solutions (ESS) business line designs and installs microgrid storage systems, creating customized solutions using a combination of battery technologies and monitoring software. Through Hydrogen & Sustainable Products (H2S), Capstone Green Energy offers customers a variety of hydrogen products, including the Company's microturbine energy systems.

To date, Capstone has shipped over 10,000 units to 83 countries and estimates that in FY22, it saved customers over $213 million in annual energy costs and approximately 388,000 tons of carbon. Total savings over the last four years are estimated to be approximately $911 million in energy savings and approximately 1,503,100 tons of carbon savings.

For customers with limited capital or short-term needs, Capstone offers rental systems; for more information, contact: rentals@CGRNenergy.com.

For more information about the Company, please visit www.CapstoneGreenEnergy.com. Follow Capstone Green Energy on Twitter, LinkedIn, Instagram, Facebook, and YouTube.

Cautionary Note Regarding Forward-Looking Statements

This release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, including the statement regarding delivering on commitments and other statements regarding the Company's expectations, beliefs, plans, intentions, and strategies. The Company has tried to identify these forward-looking statements by using words such as "expect," "anticipate," "believe," "could," "should," "estimate," "intend," "may," "will," "plan," "goal" and similar terms and phrases, but such words, terms and phrases are not the exclusive means of identifying such statements. Actual results, performance and achievements could differ materially from those expressed in, or implied by, these forward-looking statements due to a variety of risks, uncertainties and other factors, including, but not limited to, the following: the impact of the CEO transition on relationships with customers, vendors, distributors, employees and investors and the ability of the new CEO to execute on the Company’s strategies; the availability of credit and compliance with the agreements governing the Company's indebtedness, including as to the Company’s obligation to enter into a transaction support agreement; the effects and outcome of ongoing reviews and investigations of financial reporting and other matters; the Company's ability to develop new products and enhance existing products; product quality issues, including the adequacy of reserves therefor and warranty cost exposure; intense competition; financial performance of the oil and natural gas industry and other general business, industry and economic conditions; the Company's ability to adequately protect its intellectual property rights; and the impact of pending or threatened litigation. For a detailed discussion of factors that could affect the Company's future operating results, please see the Company's filings with the Securities and Exchange Commission, including the disclosures under "Risk Factors" in those filings. Except as expressly required by the federal securities laws, the Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, changed circumstances or future events or for any other reason.

CONTACT:
Capstone Green Energy
Investor and investment media inquiries:
818-407-3628
ir@CGRNenergy.com